Exhibit 24.1
POWER OF ATTORNEY

Each person whose signature appears below appoints William T. McLain, Jr and Iké G. Adeyemi, each of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any or all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering, filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto and all documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Humberto P. Alfonso	Director	October 1, 2025
Humberto P. Alfonso

/s/ Damon Audia	Director	October 1, 2025
Damon Audia

/s/ Brett D. Begemann	Director	October 1, 2025
October 1, 2025
Brett D. Begemann

/s/ Eric L. Butler	Director	October 2, 2025
Eric L. Butler

/s/ Linnie M. Haynesworth	Director	October 1, 2025
Linnie M. Haynesworth

/s/ Julie F. Holder	Director	October 1, 2025
Julie F. Holder

/s/ Renée J. Hornbaker	Director	October 1, 2025
Renée J. Hornbaker

/s/ Kim A. Mink	Director	October 1, 2025
Kim A. Mink

/s/ James J. O’Brien	Director	October 1, 2025
James J. O’Brien

/s/ Donald W. Slager	Director	October 1, 2025
Donald W. Slager